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[RALCORP HOLDINGS, INC. LETTERHEAD]

PRESS RELEASE


                                                                    EXHIBIT 99.1

FOR RELEASE:     Immediate
CONTACT:         Patrick T. Farrell
                 (314) 877-7095


              RALCORP HOLDINGS REPORTS FIRST QUARTER 1997 EARNINGS


ST. LOUIS, MO., JANUARY 24, 1997 . . . Ralcorp Holdings, Inc., today reported sales and net earnings for the first quarter ended December 31, 1996 of $292.9 million and $16.0 million compared to $295.3 million and $15.3 million for the same quarter last year, excluding restructuring charges in both quarters. Earnings per share for both this year's and last year's first quarters, excluding charges, were $.49 and $.46, respectively.

The restructuring charge in this year's first quarter covers expenses related to severance costs for certain employees whose jobs were eliminated in recent downsizing initiatives. The charge of $4.6 million ($2.9 million after tax) reduces earnings per share for the quarter to $.40. The $.9 million ($.6 million after-tax) charge in last year's first quarter was for costs related to the elimination of 100 manufacturing jobs at a Company plant in Cedar Rapids, IA., and reduced earnings per share for the quarter to $.44.

The accompanying Unaudited Pro Forma Combined Statement of Earnings reflects pro forma quarterly numbers for both years which assume that the announced sales of the Company's branded cereal and snack business and its ski resort operations were completed as of the beginning of those periods presented. The ski sale was completed on January 3, 1997 and the branded cereal and snack sale is expected to close on January 31, 1997. The pro forma presentation may not reflect future results, primarily because it removes the earnings of the divested operations from those periods, but the corresponding cost structure associated with supporting the larger branded cereal and snack operation has not been removed.



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                         BUSINESS SEGMENT INFORMATION

                       Three Months Ended December 31,

                                        Sales                              Operating Profit
                              -------------------------              ---------------------------
                               1996               1995                1996                 1995
                              ------             ------              ------               ------
Consumer Foods                $263.7             $267.9              $36.2 *              $33.2  **

Resort Operations               29.2               27.4               (1.3)                  .6
                              ------             ------              -----                -----

   Total                      $292.9             $295.3              $34.9                $33.8
                              ======             ======              =====                =====


* Excludes $4.6 million pre-tax restructuring charge related to employee severance.
**  Excludes $.9 million pre-tax Cedar Rapids restructuring charge.

CONSUMER FOODS
--------------

Consumer Foods sales were down $4.2 million for the quarter, primarily on lower branded and private label cereal sales, partially offset by a continued strong performance from the CHEX Snack Mix product line and volume gains at the Bremner private label cracker and cookie and Beech-Nut baby food operations. Although private label cereal volume declined approximately 4.5 percent in the quarter, it faced a difficult comparison due to an exceptionally strong volume performance in last year's first quarter. A strong CHEX Party Mix promotion resulted in comparable year over year mainline CHEX volume. The branded cereal decline came primarily from the smaller fractional share brands.

Consumer Foods operating profit, excluding charges, improved $3.0 million in this year's first quarter versus the same period in 1996, primarily on performance improvements in the CHEX Snack Mix product line, partially offset by higher advertising and promotion spending and declines in branded and private label cereal. Baby food operating profit was even with last year with volume increases being offset by higher cost of goods.


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RESORT OPERATIONS
-----------------

Resort Operations, which were sold to Vail Resorts, Inc. shortly after the end of the first quarter, recorded an operating loss of $1.3 million, compared to a $.6 million operating profit last year, as an increase in skier visits was more than offset by higher operating costs and lower room nights. Bitterly cold temperatures over the important Christmas holiday and the fact that Christmas fell mid-week, also hampered performance.

Following the sale to Vail, Ralcorp retained an approximate 25 percent ownership level in the new ski company, which is now the largest in North America. The management of Vail is actively working to bring the resort to the public market, and anticipates that the company could begin trading on the New
York Stock Exchange sometime in mid to late February.   Post IPO, Ralcorp's
ownership level in Vail will be approximately 22%.

BRANDED CEREAL AND SNACK SALE
-----------------------------

A special meeting of Ralcorp shareholders will be held on January 31, 1997, to complete the vote on the proposed merger of the branded cereal and snack operation with General Mills, Inc., and the spin-off to shareholders of the remaining Ralcorp operations. If the transaction is approved on that date, shareholders of record at the close of business on January 31, will receive one share of New Ralcorp stock for every share of Ralcorp owned and the appropriate number of shares of General Mills stock. Also, Ralcorp will redeem its Shareholder Rights Plan on January 31, by distributing $.05 per share of Ralcorp stock to each shareholder of record at the close of business on January
31. The New Ralcorp stock certificates and the redemption checks will be mailed on or about February 13, 1997.

The value shareholders receive in General Mills stock will be determined by a 10-day volume weighted average price for General Mills stock for the dates January 16 - 29, and


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the amount of Ralcorp debt assumed by General Mills.  A range in value for
General Mills stock of between $10.00 and $10.90 for every share of Ralcorp stock owned, was given at the time the deal was announced in August 1996. The actual amount will be announced on January 31, 1997.

See attached schedules and notes for additional information on the quarterly results for both years.

                                    # # #


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                            RALCORP HOLDINGS, INC.
                      CONSOLIDATED STATEMENT OF EARNINGS
                     (IN MILLIONS EXCEPT PER SHARE DATA)
                                 (unaudited)


                                                        Three Months Ended
                                                            December 31,
                                                    ---------------------------
                                                     1996                 1995
                                                    ------               ------
Net Sales                                           $292.9               $295.3
                                                    ------               ------
Costs and Expenses
 Cost of products sold                               141.2                142.3
 Selling, general and administrative                  38.4                 43.7
 Advertising and promotion                            80.3                 77.4
 Interest expense                                      6.9                  7.0
 Restructuring charge                                  4.6                   .9
 Other (income)/expense, net                                                  -
                                                    ------               ------
                                                     271.4                271.3
                                                    ------               ------
Earnings before Income Taxes                          21.5                 24.0
Income Taxes                                           8.4                  9.3
                                                    ------               ------

Net Earnings                                        $ 13.1               $ 14.7
                                                    ======               ======

Earnings per Common Share                           $  .40               $  .44
                                                    ======               ======

Average Shares Outstanding                            32.9                 33.1

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                            RALCORP HOLDINGS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                     (in millions except per share data)

                                                        Three Months Ended
                                                            December 31,
                                                     -------------------------
                                                      1996               1995
                                                     ------             ------
Net Sales                                            $121.8             $124.5
                                                     ------             ------
Costs and Expenses
 Cost of products sold                                 81.8               84.2
 Selling, general and administrative                   25.6               30.9
 Advertising and promotion                             12.4               14.9
 Equity earnings in Vail Resorts                       (1.2)               (.6)
 Interest expense                                        .3                 .3
 Restructuring charge                                   4.6                 .9
 Other (income)/expense, net                                                 -
                                                     ------             ------
                                                      123.5              130.6
                                                     ------             ------
Earnings before Income Taxes                           (1.7)              (6.1)
Income Taxes                                            (.6)              (2.2)
                                                     ------             ------

Net Earnings                                         $ (1.1)            $ (3.9)
                                                     ======             ======

Earnings per Common Share                            $ (.03)            $ (.12)
                                                     ======             ======
Average Shares Outstanding                             32.9               33.1




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NOTES:

1. During the quarter ended December 31, 1996, the Company recorded a restructuring charge to cover expenses related to the severance packages received by certain separated employees. The amount of the charge was $4.6 million ($2.9 million after taxes) and reduced earnings per common share for the quarter by $.09.

2. The accompanying comparative unaudited pro forma combined statements of earnings for the three month periods ended December 31, 1996 and 1995 are presented to reflect the results of operations assuming the sale of the Company's Resort Operations to Vail Resorts and the sale of the Company's branded cereal and snack business to General Mills had been completed as of the beginning of those periods. These pro forma statements of earnings are for informational purposes only and may not necessarily reflect future results of operations or what the results of operations would have been had the sale transactions been completed during the periods shown.


3. During the quarter ended December 31, 1995, the Company recorded nonrecurring charges to cover employee related expenses in relation to the elimination of approximately 100 jobs at the Company's manufacturing facility in Cedar Rapids, IA. The amount of the charges were $.9 million ($.6 million after taxes) and had the effect of reducing earnings per common share for the quarter by $.02.


4.

     The average shares outstanding used to compute earnings per common share for the quarters ended December 31, 1996 and 1995 are based on the average number of Ralcorp Stock shares outstanding for the periods then ended.


5.

     Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.